Page 12 of 21 pages

                                    EXHIBIT A

                   Amendment No. 1 to Stockholders' Agreement
                   ------------------------------------------

         Amendment No. 1, dated as of March 1, 1998 (this "Amendment") to the Amended and Restated Stockholders' Agreement, dated as of February 25, 1997 (the "Stockholders Agreement"), among Special Metals Corporation, a Delaware corporation (the "Corporation"), Societe Industrielle de Materiaux Avances, a societe anonyme organized under the laws of the Republic of France ("SIMA"), Advanced Materials Investments Holding S.A., a Luxembourg corporation ("AMI"), and LWH Holding S.A., a Luxembourg corporation ("LWH" and together SIMA and AMI, the "Stockholders"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Stockholders Agreement.

         WHEREAS the Corporation and the Stockholders desire to amend the Stockholders Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Section 5 of the Stockholders Agreement is hereby amended and restated to read in its entirety as follows:

                  (a) Section 5. Voting. The Stockholders agree that all Shares of stock beneficially owned at such time by the Stockholders ("Relevant Shares") shall be voted as follows:

                           (i) if such vote relates to any matter submitted to a
                  vote of the stockholders of the Corporation other than the election of directors, all Relevant Shares shall be voted in accordance with the instructions of the Majority Stockholders;
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                           (ii) if such vote relates to the election of
                  directors:

                           (A) as to that number of directors that equal the
                      maximum number of directors that is less than the 50% of directors then in office (including directors that will be in office following such election), all Relevant Shares shall be voted in accordance with the instructions of the Majority Stockholders; and

                           (B) as to all other directors, all Relevant Shares
                      shall be voted in accordance of the instructions of the SuperMajority Stockholders (as defined below). If the SuperMajority Stockholders are unable to agree as to any such vote, each Stockholder shall be entitled to vote its shares with respect to such vote in its discretion.

                  (b) In furtherance of the foregoing, so long as the total number of directors and the number of directors in each of Class I, II and III remain unchanged, the Majority Stockholders shall, pursuant to clause (a)(ii)(A) of this Section 5 have the right to determine the vote of all Shares with respect to one director in each of the three Classes and the SuperMajority Stockholders shall, pursuant to clause
         (a)(ii)(B) of this Section 5 have the right to determine the vote of all Shares with respect to the other directors. If the total number of directors or the number of directors in any Class is changed, the parties shall negotiate appropriate changes to this clause (b) to effectuate the provisions of clause (a)(ii) of Section 5.

                  (c) The Majority Stockholder or the SuperMajority Stockholders as applicable, shall deliver a written notice to all Stockholders at least five days prior to any election setting forth the Majority Stockholder's or SuperMajority Stockholders' voting instructions.

                  (d) For purposes of this Section 5, SuperMajority Stockholders shall mean the Stockholders who hold at least a number of shares of common stock equal to one plus the number of shares of common stock beneficially owned by SIMA; provided that if such Shares do not equal 50% of the voting shares of the Corporation's capital stock entitled to vote for directors ("Voting Shares"), SuperMajority Stockholders shall mean Majority Stockholders.

                  (e) At such time as the Stockholders no longer hold 50% of the outstanding Voting Shares, all Shares shall be voted as a unit, including with respect to the election of directors, in accordance with
         Section 5.1(a)(i) above.

         2. The parties hereby ratify and confirm that they continue to be bound by the terms and provisions of the Stockholders Agreement. Except as expressly modified hereby, all other terms and provisions of the Stockholders Agreement shall
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                                                             Page 14 of 21 pages

continue in full force and effect, and the parties shall be entitled to all of the applicable benefits thereof.

         3. This Amendment shall be governed, by and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflict laws thereof.

         4. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Amendment shall become effective and binding upon each party hereto upon execution and delivery of the counterpart hereof by such party.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                        SPECIAL METALS CORPORATION

                                        By: /s/ Donald R. Muzyka
                                        ------------------------
                                        Name:  Donald R.  Muzyka
                                        Title: President and Chief Executive
                                               Officer


                                        SOCIETE INDUSTRIELLE DE
                                        MATERIAUX AVANCES

                                        By: /s/ Edouard Duval
                                        ---------------------
                                        Name:  Edouard Duval
                                        Title: Directeur General
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                                                             Page 15 of 21 pages


                                        ADVANCED MATERIALS
                                        INVESTMENTS HOLDING S.A.

                                        By: /s/ Claude Kremer
                                        ---------------------
                                        Name:  Claude Kremer
                                        Title: Director

                                        By: /s/ Paul Mousel
                                        -------------------
                                        Name:  Paul Mousel
                                        Title: Director

                                        By: /s/ Guy Harles
                                        ------------------
                                        Name:  Guy Harles
                                        Title: Director


                                        LWH HOLDING S.A.

                                        By: /s/ Marie-Therese Gorges
                                        ----------------------------
                                        Name:  Marie-Therese Gorges
                                        Title: Director